EXHIBIT 10.58

SYMYX TECHNOLOGIES, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

1.	INTRODUCTION.

Symyx Technologies, Inc. (the “Company”) hereby establishes this Executive Change in Control and Severance Benefit Plan (the “Plan”) effective May 2, 2007 (the “Effective Date”). The Plan’s purpose is to provide severance benefits and/or change in control benefits to certain eligible executive employees of the Company and any of its Subsidiaries (as defined below; for purposes herein, the term the “Company” includes such Subsidiaries where appropriate) if such employees are subject to qualifying employment terminations. This Plan supersedes, as to any Participant (defined below), any severance or change in control benefits the Company previously maintained, including the severance and/or change in control benefit provisions of any plan, policy, practice, offer letter, employment agreement or other contract between the Company and a Participant except as may be set forth from time to time in any Company equity plan. This Plan does not supersede or otherwise amend any Company severance or change in control benefit plan, policy or practice applicable to non-Participants.

2.	DEFINITIONS.

Except as may be provided in an individual Participation Notice (defined below), the following terms are defined as follows:

(a) “Base Salary” means the Participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the Participant’s Covered Termination date.

(b) “Monthly Base Salary” means the Participant’s Base Salary divided by twelve (12).

(c) “Board” means the Board of Directors of Symyx Technologies, Inc.

(d) “CEO Participant” means a Participant who is so designated in the Participant’s Participation Notice.

(e) “Change in Control” means the occurrence of any of the following:

(i) the Company’s shareholders’ approve a plan of complete liquidation of the Company or of an agreement for the sale or disposition of all or substantially all of the Company’s assets;

(ii) the Company’s shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of thirty percent (30%) or more of the Company’s then outstanding voting securities; or

(iv) a change in the composition of the Board, as a result of which fewer than sixty-six percent (66%) of the directors are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of Company directors.

(f) “Change in Control Termination” means a Covered Termination occurring within the period commencing three (3) months prior to a Change in Control and ending twelve (12) months after the Change in Control. For purposes of this definition only, a Change in Control Termination shall also include, solely in the context of a Change in Control and within the time periods described in the preceding sentence, a Participant’s resignation of employment within ninety (90) days after the Company significantly reduces the Participant’s duties, authority or responsibilities relative to the Participant’s duties, authority or responsibilities in effect immediately prior to such reduction, taken as a whole, without the Participant’s express written consent; provided, however, that (A) within thirty (30) days following the occurrence of the conduct, the Participant provides the Company’s Chief Executive Officer (or the Board in the case of a CEO Participant) written notice specifying (x) the particulars of the conduct and (y) that the Participant deems such conduct to be a reduction as described herein, and (B) the conduct described has not been cured within thirty (30) days following receipt by the Company’s Chief Executive Officer (or the Board in the case of a CEO Participant) of such notice.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Company” means Symyx Technologies, Inc., any Subsidiary of the Company if any of the Subsidiary’s employees have been designated as Participants, or any successor entity thereto.

(j) “Constructive Termination” means a Participant’s resignation of employment within ninety (90) days after one of the following occurs without the Participant’s express written consent:

(i) the Company reduces the Participant’s base salary, target bonus and/or other cash compensation programs, taken as a whole, unless such reduction is made in connection with an across-the-board, proportionate reduction of substantially all executives’ annual base salaries, bonuses, plans and/or other cash compensation programs instituted because the Company, taken as a whole, is in financial distress;

(ii) the Company reduces or eliminates the Participant’s eligibility to participate in or the benefits associated with participating in the Company’s benefit programs that is inconsistent with the eligibility to participate in and benefits associated with participation enjoyed by similarly situated employees of the Company; or

(iii) the Company relocates the Participant’s primary business office more than fifty (50) miles from the location at which the Participant predominately performed duties prior to such relocation, except for required Participant travel on Company business to an extent substantially consistent with the Participant’s prior business travel obligations.

Notwithstanding the foregoing, a termination shall not constitute a Constructive Termination based on conduct described above unless (A) within thirty (30) days following the occurrence of the conduct, the Participant provides the Company’s Chief Executive Officer (or the Board in the case of a CEO Participant) written notice specifying (x) the particulars of the conduct and (y) that the Participant deems such conduct to be described in (i), (ii) or (iii) of this Section 2(j), and (B) the conduct described has not been cured within thirty (30) days following receipt by the Company’s Chief Executive Officer (or the Board in the case of a CEO Participant) of such notice.

(k) “Coverage Period” means (A) nine (9) months for a Covered Termination that is not a Change in Control Termination and (B) fifteen (15) months for a Covered Termination that is a Change in Control Termination.

(l) “Covered Termination” means either (A) an Involuntary Termination Without Cause or (B) a Constructive Termination. Termination of employment of a Participant due to death or disability shall constitute a Covered Termination unless the Company’s termination of Participant’s employment immediately prior to the Participant’s death or disability would not have qualified as an Involuntary Termination Without Cause.

(m) “Eligible Employee” means an individual (A) employed by the Company and (B) who has been designated as an Eligible Employee by the Plan Administrator, in its sole discretion.

(n) “Entity” means a corporation, partnership, limited liability company or other entity.

(o) “Involuntary Termination Without Cause” means a termination by the Company of a Participant’s employment relationship for any reason other than the Participant:

(i) willfully refuses to perform in any material respect the Participant’s duties or responsibilities for the Company or willfully disregards in any material respect any financial or other budgetary limitations established in good faith by the Board;

(ii) engages in conduct that causes, or is reasonably likely to cause, material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of Company assets (other than non-material assets); or

(iii) engages in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

No Participant act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interest of the Company. For the avoidance of doubt, a transfer of employment of a Participant from the Company or one of its Subsidiaries to the Company, one of its Subsidiaries or an Entity that acquires control of the Company shall not be deemed an Involuntary Termination Without Cause; however, depending on the facts and circumstances, such a transfer of employment may, in conjunction with a resignation by the Participant, result in a Constructive Termination.

(p) “Equity Interest” means an option to purchase any equity security of the Company, restricted stock awards, restricted stock units, or other economically similar equity awards with respect to the equity of the Company.

(q) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, is the beneficial owner of such securities. For example, a holder of stock of a corporation (the “direct corporation”) is deemed to Own such stock and to Own a pro rata portion (based on relative holdings of the stock of the direct corporation) of any stock of any other corporation Owned by the direct corporation.

(r) “Participant” means an Eligible Employee who has received, signed and returned a Participation Notice to the Company within the time period(s) established by the Plan Administer.

(s) “Participation Notice” means the latest notice delivered by the Company to an Eligible Employee informing the Eligible Employee that the Eligible Employee is a participant in the Plan. A Participation Notice shall be in such form as may be determined by the Company. The Company reserves the right to amend a Participation Notice in any way and at any time; provided, however, that no such amendment shall be effective as to any Participant who would be adversely affected by such amendment unless such Participant consents in writing to such amendment.

(t) “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator. The Plan Administrator’s telephone number is (408) 720-2356. The Plan Administrator’s address is:

Symyx Technologies, Inc.

Attn: EVP and General Counsel

415 Oakmead Parkway

Sunnyvale, CA 94085

(u) “Plan Sponsor” means Symyx Technologies, Inc.

(v) “Subsidiary” means (A) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (B) any partnership or limited liability company in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3.	ELIGIBILITY FOR BENEFITS.

(a) General Rules. A Participant will not receive benefits under the Plan if the employee’s employment terminates or is terminated for any reason other than a Covered Termination. Subject to the limitations set forth in this Section 3 and Section 5, in the event of a Covered Termination, the Company shall provide the severance benefits described in Section 4 to each affected Participant.

(b) Termination or Return of Benefits. If a Covered Termination occurs following a Change in Control, a Participant’s right to receive benefits under this Plan shall terminate immediately (and any benefits received pursuant to this Plan shall be immediately returned to the Company) if, at any time prior to or during the period ending on the earlier of the date on which the Participant ceases to be receiving benefits under this Plan or the date that is eighteen (18) months following such Change in Control, the Participant, without the prior written approval of the Plan Administrator:

(i) willfully breaches a material provision of the Participant’s proprietary information or confidentiality agreement with the Company;

(ii) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate or materially diminish their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

4.	AMOUNT OF BENEFITS.

If a Participant incurs a Covered Termination, the Participant shall receive the benefits in this Section 4, subject, however, to the payment provisions in Section 6 and the other limitations and exclusions set forth in this Plan.

(a) Cash Severance Benefits. The Company shall make monthly cash severance payments to such Participant in an amount equal to the Participant’s Monthly Base Salary. Such payments shall continue for the Participant’s Coverage Period.

(b) Health Continuation Coverage.

(i) Provided that the Participant is eligible for, and has made an election at the time of the Covered Termination pursuant to COBRA under a Company-sponsored health, dental, or vision plan, the Company shall continue to pay the amount of the COBRA premiums (inclusive of premiums for the Participant’s dependents) for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination necessary to maintain such health, dental, or vision plan coverage for a period equal to the Participant’s Coverage Period; provided, however, that such payments by the Company shall cease as of the date upon which the Participant and the Participant’s dependents, if any, are covered by similar plans of a new employer. Except as provided in this paragraph, at all times the Participant shall be solely responsible for all health costs of the Participant and any dependents of the Participant including any coverage pursuant to COBRA.

(ii) For purposes of this Section 4(b), (A) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(c) Vesting Acceleration. If the Covered Termination is a Change in Control Termination, then effective upon the Change in Control Termination,

(i) the vesting, exercisability and repurchase provisions for Time-vesting Equity Interests (as defined below) shall first be converted to daily accrual. For example, if an option vests (i.e., becomes exercisable) in installments at the rate of 25% per year from the date of grant, the vesting schedule for such Option shall automatically change to 25%/365 per day from the date of grant.

(ii) the vesting and exercisability of any outstanding Time-vesting Equity Interests that Participant holds on such date and are not exercisable and vested in full after the application of Section 4(c)(i) shall immediately accelerate and become vested and exercisable for that number of shares subject thereto with respect to which such Equity Interests would have become, after the application of Section 4(c)(i), vested and exercisable over the twenty-four (24) month period following the Participant’s Change in Control Termination. “Time-vesting Equity Interests” include only those interests that vest based solely on the passage of time and the Participant’s continuation of services for the Company and do not otherwise require the achievement of certain goals or milestones as a condition of vesting. If an Equity Interest includes both time-vesting and other vesting criteria, the provisions of this Section 4(c) shall apply to the time-vesting component only.

(iii) any reacquisition or repurchase rights held by the Company after the application of Section 4(c)(i) to reacquire from the Participant any equity security of the Company Participant holds shall lapse (i.e., the equity security shall vest in the Participant pursuant to time-vesting) to the extent such equity security was scheduled to vest, after the application of Section 4(c)(i), pursuant to time-vesting (i.e., such reacquisition or repurchase rights were scheduled to lapse) in the twelve (12) month period following the Participant’s Change in Control Termination.

(iv) Notwithstanding the provisions of this Section 4(c), if the provisions of this Section 4(c) regarding acceleration of vesting would adversely affect a Participant’s Equity Interests (including, without limitation, its status as an incentive stock option under Section 422 of the Code or result in an Equity Interest that would not otherwise be deemed to be a nonqualified deferred compensation plan or arrangement for the purposes of Section 409A of the Code to be deemed to be such a nonqualified deferred compensation plan or arrangement) that is outstanding on the date the Participant commences participation in the Plan, such acceleration of vesting shall be deemed null and void as to such Equity Interest unless the affected Participant consents in writing to such acceleration of vesting as to such Equity Interest within thirty (30) days after becoming a Participant under the Plan.

(d) Other Employee Benefits. All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

(e) Additional Benefits. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b) and 4(c) to Participants, and the provision of any such benefits to a Participant shall in no way obligate the Company to provide such benefits to any other Participant, even if similarly situated.

5.	LIMITATIONS ON BENEFITS.

(a) Release. In order to be eligible to receive benefits under the Plan, a Participant must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B, or Exhibit C, as appropriate, and such release must become effective in accordance with its terms. Unless a Change in Control has occurred, the Plan Administrator, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.

(b) Certain Reductions. The Plan Administrator, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits hereunder, in whole or in part, by the amount of any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the

Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. The Plan Administrator’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated. In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(c) Parachute Payments. Except as otherwise provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to a Participant. If acceleration of vesting of compensation from a Participant’s equity awards is to be reduced, such acceleration of vesting shall be cancelled by first canceling such acceleration for the vesting installment that will vest last and continuing by canceling as a first priority such acceleration for vesting installment with the latest vesting unless the Participant elects in writing a different order for cancellation prior to any Change in Control.

(d) Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s Covered Termination, except for health continuation coverage provided pursuant to Section 4(b).

(e) Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan more than one time. This Plan is designed to provide certain severance pay and benefits to Participants pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.

6.	TIME OF PAYMENT AND FORM OF BENEFITS.

(a) General Rules. Except as otherwise provided herein, benefits in Section 4 shall be paid in accordance with and subject to the Company’s normal payroll practices. In no event shall payment of any Plan benefit be made prior to the Participant’s termination date or prior to the effective date of the release described in Section 5(a). For the avoidance of doubt, in the event of an acceleration of the exercisability of an option or other Equity Interest pursuant to Section 4(c), such acceleration shall not be effective until the effective date of the release described in Section 5(a). Notwithstanding the provisions of Section 4 and this Section 6(a) regarding the timing of the payment of benefits, if the Company or any Entity that acquires control of the Company pursuant to a Change in Control is in breach of its obligations to a Covered Participant or otherwise refuses to comply with its obligations pursuant to the Plan with respect to a Covered Participant, all benefits due such Covered Participant shall be immediately due and payable on the later of (i) the date of such breach or refusal or (ii) the date of the Covered Participant’s Covered Termination. For the purposes of this Section 6(a), “Covered Participant” means a Participant who has incurred a Covered Termination at the time of the breach or refusal or who incurs a Covered Termination after a breach or refusal while such breach remains uncured or such refusal remains in effect.

(b) Application of Section 409A. If the Plan Administrator determines that (i) any cash severance benefit provided under Section 4(a), (ii) any health continuation coverage provided under Section 4(b), or (iii) any additional benefit provided under Section 4(e) fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments and benefits. The payment schedule as revised after the application of such preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or a Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Plan Administrator may attach conditions to or adjust the amounts paid pursuant to this Section 6(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6(b); provided, however, that no such condition shall result in the payments being subject to Section 409A(a)(1) of the Code.

(c) Withholding. All payments under the Plan will be subject to all applicable withholding obligations of the Company, including, without limitation, obligations to withhold for federal, state and local income and employment taxes.

(d) Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

7.	RE-EMPLOYMENT.

If the Company re-employs a Participant during such Participant’s Coverage Period, the Plan Administrator may in its sole and absolute discretion require such Participant to repay to the Company and/or waive all or a portion of the benefits paid or otherwise payable under the Plan as a condition of re-employment. Participant’s refusal to accept re-employment on such terms and conditions shall not affect such Participant’s entitlement to benefits paid or payable as a result of such Participant’s earlier termination or resignation.

8.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall be effective as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by the Company’s Chief Executive Officer, President or Chief Financial Officer.

9.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the Company’s employ, or (ii) to interfere with the Company’s right to discharge any employee or other person at any time, with or without cause.

10.	LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the laws of the State of California.

11.	CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 1.

(b) Denial of Claims. If any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based; and

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary.

This notice of denial will be given to the applicant within fifteen (15) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional fifteen (15) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial fifteen (15) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within fifteen (15) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Symyx Technologies, Inc.

Attn: EVP and General Counsel

415 Oakmead Parkway

Sunnyvale, CA 94085

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within fifteen (15) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional fifteen (15) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial fifteen (15) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. If the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based; and

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.

(e) Final Denial. If the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 11, or issues a final denial following applicant’s appeal as described in Section 11(d) above, the applicant may bring legal action for benefits under the Plan. The agent for the service of legal process with respect to the Plan is:

Symyx Technologies, Inc.

Attn: EVP and General Counsel

415 Oakmead Parkway

Sunnyvale, CA 94085

12.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all benefits hereunder shall be paid only from the Company’s general assets.

13.	GENERAL PROVISIONS.

(a) Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Plan Administrator, at the address set forth in Section 2(t) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver. Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

14.	EXECUTION.

To record the adoption of the Plan as set forth herein, Symyx Technologies, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

SYMYX TECHNOLOGIES, INC.

By:
Title:

For Employees Age 40 or Older

Individual Termination

EXHIBIT A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release Symyx Technologies, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, express or implied; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Constitution or the constitution of any other state, and the California Fair Employment and Housing Act (as amended) or similar statute of any other state; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

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I acknowledge I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that Section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

To the fullest extent permitted by law, at no time after the execution of this Release will I pursue, or cause or knowingly permit the pursuit in any state or federal court, or before any local, state or federal administrative agency, or any tribunal, any charge, claim or action of any kind, nature or character arising out of the matters released as described herein, except for an action to enforce the provisions of the Plan; provided, however, that nothing in this paragraph prevents me from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EMPLOYEE

Name:
Date:

2

For Employees Age 40 or Older

Group Termination

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release Symyx Technologies, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, express or implied; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Constitution or the constitution of any other state, and the California Fair Employment and Housing Act (as amended) or similar statute of any other state; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release

1

(“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that Section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

To the fullest extent permitted by law, at no time after the execution of this Release will I pursue, or cause or knowingly permit the pursuit in any state or federal court, or before any local, state or federal administrative agency, or any tribunal, any charge, claim or action of any kind, nature or character arising out of the matters released as described herein, except for an action to enforce the provisions of the Plan, provided, however, that nothing in this paragraph prevents me from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me.

EMPLOYEE

Name:
Date:

2

EXHIBIT C

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release Symyx Technologies, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Constitution or the constitution of any other state, and the California Fair Employment and Housing Act (as amended) or similar statute of any other state; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that Section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

To the fullest extent permitted by law, at no time after the execution of this Release will I pursue, or cause or knowingly permit the pursuit in any state or federal court, or before any local, state or federal administrative agency, or any tribunal, any charge, claim or action of any kind, nature or character arising out of the matters released as described herein, except for an action to enforce the provisions of the Plan; provided, however, that nothing in this paragraph prevents me from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

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I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

EMPLOYEE

Name:
Date:

2

SYMYX TECHNOLOGIES, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

PARTICIPATION NOTICE

To:
Date:

Symyx Technologies, Inc. (the “Company”) has adopted the Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you qualify as a Plan participant. A copy of the Plan document is attached to this Participation Notice. [Except as provided below, the] [The] terms and conditions of your participation in the Plan are as set forth in the Plan, and in the event of any conflict between this Participation Notice and the Plan, the terms of the Plan shall prevail.

[You are hereby designated as a “CEO Participant” for the purposes of the Plan.]

[Your participation in the Plan is modified as follows:                                             ]

Please retain a copy of this Participation Notice, along with the Plan document, for your records. Please sign and return a copy of this Participation Notice to EVP and General Counsel by . [Insert due date for return of Participation Notice.] The failure to return a signed copy of this Participation Notice by such date will revoke your participation in the Plan.

SYMYX TECHNOLOGIES, INC.

By:
Its:

ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of the foregoing Participation Notice. The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of participating in the Plan, including the effect, if any, of Sections 409A and 4999 of the Internal Revenue Code. The undersigned further acknowledges that the undersigned has no severance benefits except as provided by the attached Plan.

Print name

List of Executive Officers Who Participate in

Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan

The following executive officers participate in Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan:

Isy Goldwasser

Rex S. Jackson

Trevor Heritage

Charles Haley

Richard J. Rosenthal